Exhibit 99.1

Ally Announces Leadership Changes

•	Doug Timmerman named president of auto finance

•	Tim Russi to facilitate leadership transition as vice chairman of auto finance

•	Mark Manzo named president of insurance

•	Jason Schugel named chief risk officer of Ally

•	David Shevsky named chief operations officer of auto finance

DETROIT, April 19, 2018 – Ally Financial Inc. today announced key leadership changes to its auto finance, insurance and risk management organizations.

Doug Timmerman has been named president of auto finance and will assume responsibility for driving the strategy and performance of the business going forward. Timmerman brings deep knowledge and expertise to the role, with more than 30 years of auto finance and insurance experience. He was previously president of Ally’s insurance business since 2014, and prior to that was vice president of auto finance, responsible for sales, risk management and portfolio management for the southeast region. Since joining Ally in 1986, Timmerman has held a variety of leadership roles in commercial lending, consumer lending, collections, sales and marketing.

Tim Russi, previously president of auto finance at Ally, will remain with the company as vice chairman of auto finance until October 1, to help ensure a seamless transition before leaving to pursue other opportunities. During his ten years at Ally, Russi led Ally’s auto finance business through an incredible transformation period from a captive finance provider to an innovative industry leader. He successfully navigated through industry and broader economic changes to grow the existing auto finance business and develop innovative ways to leverage Ally’s technology with new consumer and mobility trends to position the company for the future. Under his leadership, the auto finance business achieved $328 billion in originations and added 8,000 dealer relationships. Russi also pioneered an innovative customer loyalty program that delivered significant benefits for Ally and its dealers, and reflected his deep commitment to providing unmatched dealer and customer service.

“I am extremely thankful to Tim for his dedication, and for the many successes and accomplishments he achieved over the years,” said Jeffrey Brown, chief executive officer at Ally. “It’s due in part to his hard work and leadership that Ally is in the position of strength we hold today, and I am proud that he was able to build a team of smart, dedicated professionals that will continue his track record of success.”

As Timmerman moves to lead the auto finance business, Mark Manzo has been named president of Ally’s insurance business. Manzo was previously senior vice president of the central region and strategic alliances for the auto finance business and successfully developed relationships with key dealers and digital providers that helped to expand and diversify the business. In his new role, Manzo will lead key business development and diversification initiatives for Ally’s insurance business, with a focus on creating new relationships with dealers and digital marketplaces.

“I am thrilled for Doug to lead our auto finance business in its next chapter, and am confident that he will continue to grow and evolve the business in new and exciting ways, while adding value for our customers and keeping outstanding service at the forefront of everything we do,” said Brown. “I am similarly pleased to welcome Mark Manzo to the management team. Mark brings a unique skill set to the insurance organization, having established many important alliances for the company, and I look forward to the progress of the insurance business under his leadership.”

To further enhance the auto finance organization, David Shevsky has been named chief operating officer of auto finance at Ally. In this newly-created role, Shevsky will oversee consumer risk and operations, commercial risk and credit administration, collections and loss mitigation activities, and business systems. Previously, Shevsky was chief risk officer for Ally since 2015, and oversaw the company’s independent risk management function. He joined Ally in 1986, and has held a variety of positions in auto finance operations.

Succeeding Shevsky, Jason Schugel has been named chief risk officer of Ally. Schugel was previously deputy chief risk officer for the company since 2017, leading various risk-management activities. Prior to that he was general auditor for Ally, responsible for the company’s internal audit function, as well as administrative oversight for Ally’s loan review function. Schugel joined Ally in 2009, overseeing the company’s financial planning and analysis team and was responsible for financial performance reporting, enterprise-wide forecasting and planning. He also previously served as lead finance executive for Ally’s global functions.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $167.1 billion as of December 31, 2017. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on "Doing it Right" and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally's award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve more than 18,000 dealer customers and millions of auto consumers. Ally's robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.